FOR IMMEDIATE RELEASE

Contact:
Jessica Roy
Wright Express
(207) 523-6763

Jessica_Roy@wrightexpress.com

WRIGHT EXPRESS PROMOTES JAMIE MORIN
TO SENIOR VICE PRESIDENT, CLIENT SERVICE OPERATIONS

SOUTH PORTLAND, Maine, December 6, 2006 — Wright Express Corporation (NYSE: WXS) announced today that Jamie Morin has been promoted to senior vice president, Client Service Operations, effective January 1, 2007.

Morin will succeed Katherine M. Greenleaf, who will retire from the Company on April 2, 2007 after serving as senior vice president since 1999. Greenleaf will remain a member of the board of directors of the Company’s wholly owned subsidiary, Wright Express Financial Services Corporation, through April, 2007.

“Katherine Greenleaf has been a strong advocate for growing both our business and our people, and she leaves Wright Express a legacy of outstanding client operations leadership, improved overall portfolio effectiveness and high-performance results,” said Michael Dubyak, president and chief executive officer. “She’s done a terrific job, and we wish her all the best.”

Morin has more than nine years of experience at Wright Express. She has served as vice president of business initiatives management since 2005, playing a lead role in developing the Company’s quarterly technical releases and in all major business and customer implementations. After joining Wright Express in 1997, Morin was promoted to vice president of customer service in 1998, and has held a series of client operations positions with increasing responsibility since then.

“We look forward to seeing Jamie Morin leverage her broad experience in client operations, as well as her in-depth knowledge of both our business and our market, in directing this crucial part of our organization,” said Dubyak. “I am confident that she will provide the leadership we need to extend our record of growth and continue to provide best-in-class service and portfolio management to our customers.”

Prior to joining Wright Express, Morin served as director of marketing and customer service with Portland Glass Company. A graduate of the University of Southern Maine with a B.A. in Communication, Morin also holds a Masters in Organizational Management from the University of Phoenix. Morin serves on the marketing committee for the Maine Center for Creativity and volunteers at the Ronald McDonald House.

About Wright Express

Wright Express is a leading provider of payment processing and information management services to the U.S. commercial and government vehicle fleet industry. Wright Express provides these services for approximately 300,000 commercial and government fleets containing 4.3 million vehicles. Wright Express markets these services directly as well as through more than 125 strategic relationships, and offers a MasterCard-branded corporate card. The Company employs more than 670 people and maintains its headquarters in South Portland, Maine. For more information about Wright Express, please visit http://www.wrightexpress.com.